Exhibit 4.2

NOTE PREPAYMENT AND WARRANT PURCHASE AGREEMENT

     This Note Prepayment and Warrant Purchase Agreement (this “Agreement”), dated as of December 23, 2002, is by and among The Middleby Corporation, a Delaware corporation (“Parent”), Middleby Marshall Inc., a Delaware corporation (the “Company” and, together with Parent, the “Loan Parties”), the respective Subsidiaries of the Loan Parties signatory hereto (together with the Loan Parties, the “Middleby Companies”), American Capital Strategies, Ltd., a Delaware limited partnership, for itself and in its capacity as servicer of and on behalf of each of ACS Funding Trust I, ACAS Business Loan Trust 2000-1, ACAS Business Loan Trust 2002-1 and ACAS Business Loan Trust 2002-2 (for itself and in such capacity, “ACS”), and American Capital Financial Services, Inc., a Delaware corporation (“ACFS”), as administrative agent (in such capacity, the “Agent”) for the Purchasers under that certain Note and Equity Purchase Agreement, dated as of December 21, 2001 (as amended, the “Purchase Agreement”), by and among the Loan Parties, the Purchasers and the Agent.

     WHEREAS, on December 21, 2001, pursuant to the Purchase Agreement, the Company issued and sold to ACS $25,000,000 in aggregate principal amount of the Notes; and

     WHEREAS, on December 21, 2001, pursuant to the Purchase Agreement, Parent issued and sold to ACS (i) a warrant, represented by a certificate designated Certificate No. W-1 (the “Fixed Warrant”), granting the Registered Holder (as defined therein) the right to purchase from Parent, at any time and from time to time to and including December 21, 2011, 362,226 shares (subsequently reduced to 358,346 shares pursuant to paragraph 2B(vii) of the Fixed Warrant) of Parent’s common stock, $0.01 par value (“Common Stock”), at an exercise price per share of $4.67 (subject to adjustment) and (ii) a warrant, represented by a certificate designated Certificate No. W-2 (the “Conditional Warrant”), granting the Registered Holder (as defined therein) the right to purchase from Parent, at any time and from time to time after the earlier to occur of (A) the payment in full of the Notes in accordance with the terms of the Purchase Agreement and (B) September 14, 2006, at an exercise price per share of $4.67 (subject to adjustment), the number of shares of Common Stock determined in accordance with paragraph 1D and Section 2 of the Conditional Warrant; and

     WHEREAS, the Company has notified the Agent of its election to prepay the Notes pursuant to Section 3.3 of the Purchase Agreement; and

     WHEREAS, ACS wishes to sell to Parent, and Parent wishes to purchase from ACS, the Fixed Warrant; and

     WHEREAS, pursuant to paragraph 1D(vi) of the Conditional Warrant, the Conditional Warrant expires immediately upon the prepayment of the Notes in accordance with the terms of this Agreement; and

     WHEREAS, the parties have determined to effect the delivery of the Conditional Warrant to Parent for cancellation in connection with the prepayment of the Notes hereunder.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

               Section 1.1 Defined Terms

                         (a) Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Purchase Agreement; provided that, as used in this Agreement, the term “Purchase Documents” shall include, without limitation,

(i) the Purchase Agreement;

(ii) the Notes;

(iii) the Warrants;

(iv) the Stockholders Agreement (as such term is defined in Section 4.1(d) of the Purchase Agreement);

(v) that certain Guaranty, dated as of December 21, 2001, executed by Parent in favor of ACFS, in its capacity as agent for the Purchasers (as defined therein), and such Purchasers;

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(vi) that certain Guaranty, dated as of December 21, 2001, executed by the Company in favor of ACFS, in its capacity as agent for the Purchasers (as defined therein), and such Purchasers;

(vii) that certain Subsidiary Guaranty, dated as of December 21, 2001, executed by Middleby Worldwide, Inc., Blodgett Holdings Inc., G.S. Blodgett Corporation, Pitco Frialator, Inc., MagiKitch’n Inc. and Cloverleaf Properties, Inc. in favor of ACFS, in its capacity as agent for the Purchasers (as defined therein), and such Purchasers; and

(viii) the Subordination Agreement,

but shall not include (A) that certain Subordination Agreement (the “Maytag Agreement”), dated as of the 21st day of December, 2001, issued by Maytag Corporation in favor of Bank of America, N.A., as administrative agent under the Credit Agreement (as defined below), the Agent and the other Senior Creditors (as defined therein) or (B) that certain Investment Unit Pricing Agreement, executed as of the 21st day of December, 2001, by and among Parent, the Company and ACS.

                         (b)The terms “affiliate” and “associate” have the meaning ascribed to such terms in Rule 12b-2 under the Securities Act of 1934, as amended (the “Exchange Act”).

                         (c) “Credit Agreement” means that certain Credit Agreement, dated as of December 21, 2001, among the Company, Parent, various financial institutions (together with their respective successors and assigns, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders, as amended.

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                         (d) “Life Insurance” means the life insurance policy insuring the life of Selim A. Bassoul delivered to the Agent by the Company as collateral security pursuant to Section 7.1(n) of the Purchase Agreement.

                         (e) “Parent Transaction” means any of the following occurring after the date of this Agreement: (1) the sale, transfer, conveyance or other disposition, other than by way of merger of consolidation, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any “person,” as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act; (2) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any “person,” as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the Common Stock outstanding immediately following such transaction; provided that any shares of Common Stock acquired in open market transactions on or after the date hereof by William Whitman, Jr., any Related Person or any employee benefit plan of Parent or any Subsidiary of Parent, or any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan (each such person an “Excluded Person”) shall be deemed, for purposes of determining whether any Excluded Person or Excluded Persons have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding Common Stock, not to be beneficially owned by such Excluded Person or Excluded Persons; (3) an acquisition of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock beneficially owned by William Whitman, Jr. or any Related Person to more than fifty percent (50%) of the Common Stock then outstanding; or (4) the consolidation of Parent with, or the merger of Parent into, a person, or the consolidation of any person with, or merger of any person into, Parent, in any such event pursuant to a transaction in which any of the outstanding Common Stock is converted into or exchanged for cash, securities or other property, other than any such transaction in which the Common Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (as defined below) of the surviving or transferee person constituting at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock of such surviving or transferee Person immediately after giving effect to such conversion or exchange, such that, in the case of each of the foregoing clauses (1), (2), (3) and (4), the fair market value of the aggregate consideration for such assets or Common Stock at the time of the consummation of such disposition, consolidation, merger, acquisition or other transaction, is equivalent to an amount in excess of $12.17 per share of Common Stock outstanding immediately prior to such disposition, consolidation, merger or other transaction, such excess being referred to hereinafter as the “Per Share Value.”

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                         (f) “Voting Stock” means, with respect to any entity, securities, other ownership interests or partnership interests entitled to vote in the election of the board of directors or other governing body of such entity.

ARTICLE II

RETIREMENT OF WARRANTS AND NOTES;

TERMINATION OF PURCHASE DOCUMENTS; RELEASE OF CLAIMS

               Section 2.1 Sale and Purchase of the Fixed Warrant; Cancellation of Conditional Warrant. On the date hereof (the "Payment Date"):

                         (a) ACS will sell, assign, transfer and convey to Parent free and clear of all liens, claims, options, charges or encumbrances of whatever nature (collectively, “Encumbrances”), and Parent will purchase from ACS, the Fixed Warrant.

                         (b) On the Payment Date, Parent shall deliver or cause to be delivered to ACS as the purchase price for the Fixed Warrant $2,687,595 in immediately available funds in accordance with the wire transfer instructions set forth in Exhibit A hereto. The Conditional Warrant shall be cancelled without the payment of any consideration therefor.

                         (c) Upon payment of the purchase price for the Fixed Warrant in accordance with Section 2.1(b), the Fixed Warrant shall be deemed to be cancelled, and ACS will make notations on the face of the certificates representing each of the Fixed Warrant and the Conditional Warrant to reflect the cancellation thereof. ACS will deliver to Parent, within seven (7) Business Days of the Payment Date, the certificates representing each of the Fixed Warrant and the Conditional Warrant, in each case together with a form of assignment thereof executed in blank.

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               Section 2.2 Additional Consideration in the Event of a Parent Transaction. If a Parent Transaction is consummated prior to the first anniversary of the Payment Date, Parent will pay or cause to be paid to ACS or its designee as additional consideration for the Fixed Warrant, by wire transfer of immediately available funds as soon as practicable following the consummation of such Parent Transaction, an amount equal to the product of 358,346 multiplied by the Per Share Value with respect to such Parent Transaction.

               Section 2.3 Prepayment of the Notes. On the Payment Date, the Company shall pay to the Agent in accordance with the wire transfer instructions set forth in Exhibit A hereto, in satisfaction of all of the Company’s obligations under the Notes and, except as specifically provided otherwise in Section 2.5, the Purchase Agreement, twenty-six million seven hundred fifty-nine thousand two hundred forty dollars ($26,759,240) in immediately available funds (the “Prepayment Amount”), consisting of (a) twenty-five million five hundred fourteen thousand five hundred thirty-one dollars ($25,514,531) principal amount of the Notes (including capitalized interest to the Payment Date) as of the Payment Date, (b) two hundred ten thousand two hundred thirty-eight dollars ($210,238) in accrued interest (excluding capitalized interest) to the Payment Date, (c) a prepayment fee of one million twenty thousand five hundred eighty-one dollars ($1,020,581), representing four percent (4%) of the principal amount set forth in the immediately preceding clause (a) of this Section 2.3 and (d) thirteen thousand eight hundred ninety dollars ($13,890) of out-of-pocket fees and expenses incurred or payable by Agent or the Purchasers (as defined in the Purchase Agreement) and which are reimbursable by the Loan Parties pursuant to Section 13.4 of the Purchase Agreement. Payment of the Prepayment Amount hereunder shall be deemed to constitute the payment in full of the Notes in accordance with the terms of the Purchase Agreement. Upon payment of the Prepayment Amount hereunder, the Notes shall be deemed to be cancelled, and ACS or the Agent will make (or cause to be made) notations on the face of the instruments representing the Notes to reflect the cancellation thereof; ACS or the Agent will deliver or cause to be delivered to the Company the Notes concurrently with or prior to the delivery to Parent of the certificates representing the Fixed Warrant and the Conditional Warrant.

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               Section 2.4 Termination of Purchase Documents. Immediately upon the Agent’s receipt of the Prepayment Amount as provided in Section 2.3, (i) the Purchase Agreement and the other Purchase Documents shall be terminated, (ii) all obligations of the Company, Parent and the other Middleby Companies under the Purchase Agreement and the other Purchase Documents shall be deemed to have been satisfied in full, and the Company, Parent, the other Middleby Companies and all other persons obligated therefor, whether by guaranty or otherwise, shall, except as specifically provided otherwise in Section 2.5, hereby be released from all liability therefor and (iii) each of the Agent, on behalf of the Purchasers, and ACS shall be deemed to have released, terminated and discharged, absolutely, unconditionally, irrevocably, fully and forever any and all security interests, liens, pledges, mortgages and other Encumbrances on all assets and properties, real or personal, tangible or intangible, of the Company and/or Parent and/or their respective Subsidiaries, including, without limitation, the Life Insurance, arising in connection with the Purchase Documents or any obligations thereunder.

               Section 2.5 Mutual Release of Claims. Each of (a) ACFS, on behalf of the Purchasers, itself and its Subsidiaries, affiliates, associates, stockholders, representatives, successors, assigns, employees, attorneys, advisors and agents and (b) ACS, on behalf of itself and its Subsidiaries, affiliates, associates, partners, representatives, successors, assigns, employees, attorneys, advisors and agents (such persons described in the foregoing clauses (a) and (b), including ACFS and ACS, being referred to hereinafter collectively as the “American Capital Releasing Parties”) hereby (i) remises, releases and discharges the Middleby Companies and their respective predecessors, successors, assigns, stockholders, Subsidiaries and affiliates, together with the respective former, current and future officers, directors, owners, employees, associates, representatives, stockholders, attorneys, advisors and agents of each of the foregoing (collectively, the “Released Middleby Parties”), and each of them, of and from any and all claims, demands, debts, accounts, contracts, obligations, liabilities, actions and causes of action, whether in law, in contract, in equity or otherwise, which any of the American Capital Releasing Parties ever had, now has, or hereafter may have against any of the Released Middleby Parties, directly or indirectly, arising out of or in any way relating to (x) the Purchase Agreement, any other Purchase Document or any transactions between or among any of the parties thereunder or (y) the Maytag Agreement and (ii) acknowledges that none of the American Capital Releasing Parties has any further rights or remedies under the Maytag Agreement; provided, however, that the foregoing release shall not apply to, or affect, any indemnification obligations of any Loan Party that expressly survives the termination of the Purchase Agreement pursuant to Section 13.7 thereof. Each Middleby Company, on behalf of itself and its Subsidiaries, affiliates, associates, stockholders, representatives, successors, assigns, employees, attorneys, advisors and agents (collectively, including, without limitation, each Middleby Company, the “Middleby Releasing Parties”) hereby remises, releases and discharges the Agent and each Purchaser, including ACS, and their respective predecessors, successors, assigns, stockholders, Subsidiaries and affiliates, together with the respective former, current and future officers, directors, owners, employees, associates, representatives, stockholders, partners, attorneys, advisors and agents of each of the foregoing (collectively, the “American Capital Released Parties”), and each of them, of and from any and all claims, demands, debts, accounts, contracts, obligations, liabilities, actions and causes of action, whether in law, in contract, in equity or otherwise, which any of the Middleby Releasing Parties ever had, now has, or hereafter may have against any of the American Capital Released Parties, directly or indirectly, arising out of our in any way relating to the Purchase Agreement, any other Purchase Document or any transactions between or among any of the parties thereunder. Nothing in this Section 2.5 or in Section 2.4 shall be construed to constitute a release of a party from any of its obligations under this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

               Section 3.1 Representations and Warranties of the Loan Parties. Each Middleby Company, severally and not jointly, represents and warrants as to itself to ACS and ACFS as follows:

                         (a) Such Middleby Company is a corporation duly organized and validly existing under the laws of its state of organization. Such Middleby Company has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

                         (b) The execution and delivery of this Agreement by such Middleby Company and the performance by such Middleby Company of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of such Middleby Company. This Agreement has been duly executed and delivered by such Middleby Company and, assuming that this Agreement has been duly executed and delivered by each of the other parties hereto, constitutes the legal, valid and binding obligation of such Middleby Company, enforceable against such Middleby Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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               Section 3.2 Representations and Warranties of ACFS and ACS.

                         (a) Each of ACS and ACFS (each an “American Capital Party”), severally and not jointly, represents and warrants as to itself to the Middleby Companies as follows:

(i) Such American Capital Party is duly organized and validly existing under the laws of the state of Delaware. Such American Capital Party has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(ii) The execution and delivery of this Agreement by such American Capital Party and the performance by such American Capital Party of its obligations under this Agreement have been duly authorized by all necessary action on the part of such American Capital Party. This Agreement has been duly executed and delivered by such American Capital Party and, assuming that this Agreement has been duly executed and delivered by each of the other parties hereto, constitutes the legal, valid and binding obligation of such American Capital Party, enforceable against such American Capital Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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                              (b) ACS represents and warrants to the Middleby Companies as follows:

(i) ACS, ACS Funding Trust I, ACAS Business Loan Trust 2000-1, ACAS Business Loan Trust 2002-1 and ACAS Business Loan Trust 2002-2 are the sole record and beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of the Notes, the Fixed Warrant and the Conditional Warrant and own the Notes, the Fixed Warrant and the Conditional Warrant free and clear of all Encumbrances. Upon the consummation of the transactions contemplated by this Agreement, Parent will acquire good, valid and marketable title to the Fixed Warrant and the Conditional Warrant, free of any Encumbrances.

(ii) The Fixed Warrant and the Conditional Warrant to be purchased or cancelled pursuant to Section 2.1 and the Notes to be prepaid pursuant to Sections 2.3 constitute all of the securities of Parent or the Company beneficially owned within the meaning of Rule 13d-3 under the Exchange Act by ACS or by any affiliate or associate of ACS.

ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS

               Section 4.1 Waiver of Notice. Pursuant to Sections 9.10 and 13.2 of the Purchase Agreement, ACS and the Agent each expressly waives (a) the requirements in Section 3.4 of the Purchase Agreement relating to the timing and contents of notice of prepayment of the Notes and (b) the requirement in such Section 3.4 that such notice be accompanied by a certificate of the Chairman of the Board of Directors, the Chief Executive Officer or the Chief Financial Officer of the Company relating to such prepayment. ACS and the Agent each consent to the effectiveness for purposes of such Section 3.4 of the notice heretofore provided by the Company and to the sufficiency for purposes of such Section 3.4 of the officer’s certificate heretofore delivered by the Company, and the Agent acknowledges receipt of such notice and such officer’s certificate.

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               Section 4.2 Life Insurance. Upon consummation of the transactions provided for in Sections 2.1 and 2.3, the Agent shall promptly deliver or cause to be delivered to the Company the documents comprising the Life Insurance. The Agent shall take such further action (at the Company’s expense) as may reasonably be required to name (or cause to be named) the Company or its designee as the beneficiary of the Life Insurance and to assign or cause the assignment of the Life Insurance to the Company or, if so directed by the Company, to cause the cancellation of the Life Insurance, on or as soon as practicable after the Payment Date or such direction, as applicable.

               Section 4.3 Further Assurances. Each party will execute such documents and perform such further acts as may reasonably be required or desirable to carry out or to perform the provisions of this Agreement. Without limitation as to the foregoing, following receipt of the Prepayment Amount as provided in Section 2.3 and the purchase price for the Fixed Warrant in accordance with Section 2.1(b), the Agent and ACS shall do or cause to be done, at their expense, such additional acts as Parent or the Company may reasonably require from time to time in order to assist any of the Middleby Companies, or their respective successors and assigns, to effectuate the cancellation of the certificates and instruments representing the Fixed Warrant, the Conditional Warrant and the Notes.

ARTICLE V

MISCELLANEOUS

               Section 5.1 Amendment; Waiver. This Agreement may be amended at any time by the parties hereto, but only by an instrument in writing signed on behalf of each of the parties hereto. The failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefit thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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                Section 5.2 Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall be in writing (including telecopy, but in such case, a confirming copy will be sent by another permitted means) and mailed via certified mail, telecopied or delivered by guaranteed overnight parcel express service or courier to the respective parties as follows:

(a)	if to any Loan Party:

The Middleby Corporation
1400 Toastmaster Drive
Elgin, Illinois 60120
Telecopy: (817) 741-0015
Attention: Chief Financial Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Telecopy: (212) 735-2000
Attention: Blaine V. Fogg

(b)	if to any American Capital Party:

American Capital Financial Services, Inc.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Telecopy: (301) 654-6714
Attention: Compliance Officer

and

American Capital Strategies, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Telecopy: (301) 654-6714
Attention: Gordon O'Brien

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with a copy to

Arnold & Porter
555 12th Street, N.W.
Washington, D.C. 20004
Telecopy: (202) 942-5999
Attention: Samuel A. Flax, Esq.

and to

Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Telecopy: (214) 758-1550
Attention: R. Jeffery Cole, Esq.

               Section 5.3 Fees and Expenses. Each party shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except as otherwise specified in Section 4.2 and Section 4.3 and except for any such fees and expenses of the Agent and the Purchasers (as defined in the Purchase Agreement) included in the Prepayment Amount.

               Section 5.4 Descriptive Headings. The descriptive headings herein are included for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               Section 5.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               Section 5.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

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               Section 5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law rules thereof that would require the application of the laws of another jurisdiction.

               Section 5.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

               Section 5.9 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect.

               Section 5.10 Parties in Interest; Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

               Section 5.11 Indemnification. At all times, the Agent and ACS will indemnify and save and hold harmless each of the Middleby Companies for, of and from any loss, claim, action, suit, cost, expense or damage, including, without limitation, attorneys’ fees, (all of the foregoing are hereinafter referred to as “Indemnified Amounts”) that may result by reason of (a) a breach of any of ACS’s representations and warranties contained in Section 3.2(b), (b) by reason of a breach of any of the agreements contained in Section 2.1(c)2.1(c), the last sentence of Section 2.3 or the last sentence of Section 4.3 or (c) by reason of claims by any Person through or related to the Fixed Warrant, the Conditional Warrant or the Notes.

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[Signature page follows.] 15

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE MIDDLEBY CORPORATION By: /s/ David B. Baker —————————————————— Name: David B. Baker Title: Vice President, Chief Financial Officer
MIDDLEBY MARSHALL INC. By: /s/ David B. Baker —————————————————— Name: David B. Baker Title: Vice President, Chief Financial Officer

MIDDLEBY WORLDWIDE, INC. By: /s/ David B. Baker —————————————————— Name: David B. Baker Title: Vice President, Chief Financial Officer

BLODGETT HOLDINGS INC. By: /s/ David B. Baker —————————————————— Name: David B. Baker Title: Vice President, Chief Financial Officer

G.S. BLODGETT CORPORATION By: /s/ David B. Baker —————————————————— Name: David B. Baker Title: Vice President, Chief Financial Officer

PITCO FRIALATOR, INC. By: /s/ David B. Baker —————————————————— Name: David B. Baker Title: Vice President, Chief Financial Officer

MAGIKITCH’N INC. By: /s/ David B. Baker —————————————————— Name: David B. Baker Title: Vice President, Chief Financial Officer

CLOVERLEAF PROPERTIES INC. By: /s/ David B. Baker —————————————————— Name: David B. Baker Title: Vice President, Chief Financial Officer

AMERICAN CAPITAL FINANCIAL SERVICES INC. By: /s/ Gordon O’Brien —————————————————— Name: Gordon O’Brien Title: Vice President
AMERICAN CAPITAL STRATEGIES, LTD.,
for itself and in its capacity as servicer of and
on behalf of ACS FUNDING TRUST I, ACAS
BUSINESS LOAN TRUST 2000-1, ACAS
BUSINESS LOAN TRUST 2002-1 AND
ACAS BUSINESS LOAN TRUST 2002-2

By:    /s/ Gordon O’Brien
     ——————————————————
Name: Gordon O’Brien
Title:  Vice President

Acknowledgment, Consent and Agreement
in Connection with Note Prepayment and Warrant Purchase Agreement

     Bank of America, N.A., a national banking association, as administrative agent (the “Administrative Agent”) under that certain Amended and Restated Credit Agreement, dated as of December 23, 2002 (the “Credit Agreement”), among Middleby Marshall Inc., a Delaware corporation (the “Company”), The Middleby Corporation, a Delaware corporation (“Parent”), various financial institutions party thereto and the Administrative Agent, hereby (i) acknowledges having reviewed the Note Prepayment and Warrant Purchase Agreement (the “Prepayment Agreement”), dated as of December 23, 2002, by and among Parent, the Company, the other Middleby Companies (as defined therein), American Capital Strategies, Ltd., a Delaware limited partnership (“ACS”), for itself and in its capacity as servicer of and on behalf of ACS Funding Trust I, ACAS Business Loan Trust 2000-1, ACAS Business Loan Trust 2002-1 and ACAS Business Loan Trust 2002-2, and American Capital Financial Services, Inc., a Delaware corporation, as administrative agent (in such capacity, “ACFS”) for the securities purchasers party from time to that certain Note and Equity Purchase Agreement, dated as of December 21, 2001, by and among Parent, the Company, such securities purchasers and ACFS, and (ii) acknowledges, consents and agrees to the termination, in accordance with Section 2.4 of the Prepayment Agreement, of that certain Subordination Agreement, dated the 21st day of December, 2001, by and among the ACFS, ACS, Parent, the Company, certain subsidiaries of the Company party thereto and the Administrative Agent.

Date: December 23, 2002

[Signature page follows.]

BANK OF AMERICA, N.A., as administrative agent under the Credit Agreement By: /s/ David A. Johnason —————————————————— Name: David A. Johnason Title: Vice President

EXHIBIT A

Name:	American Capital Strategies, Ltd.
Bank:	Wells Fargo, National Association
ABA No.:	121000248
Bank Acct. No.:	4000037515
Reference:	ACS Funding Trust I